Exhibit 10.2
Execution Version
SABBATICAL AGREEMENT

THIS SABBATICAL AGREEMENT (this “Agreement”) dated June 1, 2015 is by and between White Mountains Capital, Inc., a Delaware corporation with principal executive offices at 80 South Main St., Hanover, NH 03755 (the “Company”), on behalf of itself, its ultimate parent White Mountains Insurance Group, Ltd., a Bermuda company (“WMIG”), and all other subsidiaries of WMIG (collectively with the Company, the “Company Group”), and G. Manning Rountree, an individual residing at 181 Acorn Hill Road in Lyme, New Hampshire (the “Executive”).

WHEREAS, at Executive’s request, Company has agreed that Executive will take a one-year sabbatical leave from his full-time employment with Company (the “Sabbatical Leave”); and

WHEREAS, in connection with the Sabbatical Leave, Executive and Company desire to set forth in writing certain agreements they have mutually reached.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Executive and Company hereby agree as follows:

1.     Sabbatical Leave. The Sabbatical Leave will commence on June 1, 2015 and end on May 31, 2016. It is expected that Executive shall return to full-time employment at the Company on June 1, 2016 (the “Return Date”).

2.     Salary and Health and Welfare Benefits. During the Sabbatical Leave, Executive will continue to be an employee of a Company (or a subsidiary) and will receive an annual salary of $150,000, payable on Company’s regularly scheduled salary payment dates, subject to withholding of all amounts for taxes as required by law. During the Sabbatical Leave, Executive shall be entitled to participate fully in the health and welfare benefits plans made available by Company from time to time for himself and his eligible dependents, in the same manner and on the same terms as made available to other employees of the Company Group of similar seniority. During the Sabbatical Leave, Executive will not have any target bonus.

3.        Technology Support. During the Sabbatical Leave, Executive will be authorized to retain and use, at Company’s expense, his laptop computer and mobile smartphone. Company will cover the expense of Executive’s voice and data plan for the mobile smartphone. Company will provide reasonable technical assistance to Executive through its employees and consultants from time to time as necessary to ensure the continued proper functioning of each such device.

4.        Long-Term Incentives.

(a)    During the Sabbatical Leave, subject to Executive’s compliance with this Agreement (including paragraph 8 hereof), the long-term incentives granted by Company to Executive that are outstanding as of the date hereof will remain outstanding and continue to vest in the ordinary course in accordance with the terms of their grant. The outstanding grants are:

▪	2,250 Performance Shares for the 2013-2015 performance cycle;

▪	2,250 Restricted Shares for the 2013-2015 performance cycle;

▪	2,250 Performance Shares for the 2014-2016 performance cycle;

▪	2,250 Restricted Shares for the 2014-2016 performance cycle; and

▪	2,250 Restricted Shares for the 2015-2017 performance cycle.

(b)    In the event that Executive does not return to full employment with the Company Group on or prior to the Return Date,

(i)    the 2,250 Restricted Shares granted to the Executive for the 2015-2017 performance cycle will cease to become eligible to vest, and will become immediately eligible for forfeiture via repurchase by the Company for $0.01 per share.

(ii)    Executive’s other outstanding long-term incentive grants will continue to remain outstanding and vest in the ordinary course, contingent upon Executive’s execution of a standard Separation Agreement with the Company, containing a full release for the Company Group, reasonable covenants covering non-competition and non-solicitation/non-hire in respect of the Company Group and its portfolio company investments, and other standard terms and conditions to be mutually agreed.

(iii)    For the avoidance of doubt, Executive’s service as a non-executive director of Admiral Plc shall not be considered competition for purposes of this Agreement (including paragraph 8) or such Separation Agreement.

5.    Service on Subsidiary/Portfolio Company Boards.

(a)    On or prior to the commencement of the Sabbatical Leave, Executive will resign as a member of the board of managers of Abiaka Holdings LLC (Star & Shield) and cease to be an observer to the Board of Directors of Tacerto Holdings, at such times and in such a manner as is mutual determined by Company and Executive.

(b)    During the Sabbatical Leave, at the request of Company, Executive will continue to serve as the Company’s director/manager/observer nominee to the board of directors (or similar governing body) of the following Company portfolio companies (“Board Service”):

▪	Tranzact Holdings LLC

▪	QuoteLab Holdings LLC

▪	WOBI Insurance Agency

▪	Inspop Holdings LLC (Compare.com)

▪	Enlightenment Capital

▪	Yousure Tarifvergleich GMBH (Durchblicker)

▪	PPCI Global Limited (PassportCard)

▪	HG Global Ltd.

(c)    Executive agrees that Board Service shall include preparation for (including consultation with members of the management of the Company), attendance and participation in, and reasonable follow-up to issues raised at, board meetings. It is anticipated that Executive will generally participate in board meetings telephonically. Executive will endeavor to attend meetings in person when the travel requirement does not present a significant hardship and/or the meeting is of high importance. Company will reimburse Executive for all reasonable and documented out-of-pocket expenses incurred in connection with Board Service. Flights will be booked in Business Class when available. Executive will notify Company in advance when he expects to travel to the United States for any extended period. Currently, Executive expects to be in the United States from December 14, 2015 to January 2, 2016 and from March 21, 2016 to April 8, 2016.

6.    Availability for Advice and Consultation. From time to time, on a limited basis that is consistent with a sabbatical, at the request of Company, Executive will make himself available to provide advice to, or otherwise assist, Company’s transaction team members. It is the expectation of the parties that these interactions will be more substantial through the summer months of 2015 in order to ensure a smooth transition. However, beginning August 15, 2015, these interactions should be more limited, with the understanding that Executive will not check electronic mail regularly or frequently for this purpose, respond to communications instantaneously, or have more than a limited window of availability for such discussions.

7.    Special Matters or Projects. Any special matters, projects or requests of Company which may arise during the Sabbatical Leave shall be conducted by mutual agreement of Company and Executive.

8.    Covenants during the Sabbatical Leave. During the Sabbatical Leave,

(a)    Executive will not, directly or indirectly, as a principal or jointly with others, as an owner, officer, director, agent, partner, or advisor, engage in business activities that are competitive with the business activities of the Company Group, or its portfolio company investments; provided that the Executive shall not be restricted from owing less than 5% of any public company, or making investments of a purely passive nature in any company that is less than 10% of the total equity ownership of such company.

(b)    Executive will not, directly or indirectly, solicit for employment any person that is, as of the date hereof or during the Sabbatical Leave, an employee of the Company Group or any of its portfolio company investments, or encourage or counsel any such person to leave the employ of any such entity.

9.        Covenant to Cooperate. During the Sabbatical Leave, should the need arise, Executive agrees to fully cooperate with the reasonable requests of Company to provide truthful information and/or materials to Company related to the performance of his duties for the Company Group and agrees to assist as reasonably needed in the defense or prosecution of any litigation involving any member of the Company Group or their affiliates. In the event Executive is required to appear as a witness for the Company Group or its affiliates, he will do so and, as needed, shall be provided with legal counsel paid for by Company. Company shall pay any reasonable and documented out-of-pocket expense incurred by Executive in performing any such activity.

10.    Amendments. This Agreement may be amended or modified only by the written agreement of both parties. Should any provision of this Agreement be declared by any court to be invalid, the validity of the remaining provisions shall not be affected, and the invalid provision(s) shall be deemed not a part of this Agreement. The language of all the parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

11.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed there.

12.    Third-Party Beneficiaries. Each member of the Company Group is a third party beneficiary of this Agreement and the provisions hereof will inure to the benefit of and be enforceable by each of them and their respective successors and assigns.

13.    Entire Agreement. This Agreement sets forth the entire agreement between parties pertaining to the subject matter hereof, superseding any previous oral or written understandings or agreements. Any amendments to this Agreement shall be in writing, signed by all parties.

14.    Remedies. The parties acknowledge that money damages would not be an adequate remedy for breaches of the Agreement and that, in addition to all other rights available to a party under the law, a party may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

15.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be unenforceable in any respect in any jurisdiction, such unenforceability shall not affect any other provision or any other jurisdiction, but this

Agreement shall be reformed, construed and enforced in such jurisdiction as if such unenforceable provision had never been contained herein.

16.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

{Signature page follows}

IN WITNESS WHEREOF, the parties hereto have executed this Sabbatical Agreement as of the day and year first above written.

COMPANY:

WHITE MOUNTAINS CAPITAL, INC.

Name:                            Date
Title:

EXECUTIVE:

G. Manning Rountree                     Date